Exhibit 4.1

INERGY MIDSTREAM, L.P.,

NRGM FINANCE CORP.,

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HEREOF,

AND

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

Second Supplemental Indenture

dated as of May 22, 2013

to

Indenture

dated as of December 7, 2012

6.0% Senior Notes due 2020

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 22, 2013, is by and among Inergy Midstream, L.P., a Delaware limited partnership (the “Company”), NRGM Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), the Guarantors (as defined in the Indenture referred to herein), and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS OF THE ISSUERS

WHEREAS, the Issuers, the Guarantors and the Trustee are parties to that certain Indenture dated as of December 7, 2012 (the “Original Indenture”), and the Original Indenture has been amended and supplemented by the First Supplemental Indenture dated as of January 18, 2013 (the Original Indenture, as so amended and supplemented, the “Indenture”) relating to the Issuers’ 6.0% Senior Notes due 2020 (the “Notes”);

WHEREAS, $500,000,000 aggregate principal amount of Notes are currently outstanding;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of a majority in principal amount of the then outstanding Notes, the Issuers, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture (subject to certain exceptions);

WHEREAS, the Issuers desire and have requested the Trustee to join with them and the Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the Company has solicited consents to the amendment set forth in this Supplemental Indenture upon the terms and subject to the conditions set forth in its Consent Solicitation Statement (herein so called) dated May 14, 2013 and the related Letter of Consent; and

WHEREAS, (1) the Company has received consents to such amendment from the Holders of a majority in principal amount of the outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (3) the Issuers and the Guarantors have satisfied all other conditions required under Article 9 of the Indenture to enable the Issuers, the Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

AMENDMENT TO THE INDENTURE

SECTION 1.01 Amendment to Section 1.01.

(a) The final paragraph of the definition of “Change of Control” in Section 1.01 of the Indenture is hereby amended to read as follows:

Notwithstanding the preceding, (i) the consummation of any of the Crestwood-Inergy Combination Transactions shall be deemed not to constitute or result in a Change of Control regardless of any Rating Decline subsequent thereto and (ii) a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person”, excluding any Qualifying Owner, Beneficially Owns more than 50% of the Voting Stock of such entity.

(b) The following definition is hereby added to Section 1.01 of the Indenture and is hereby inserted in alphabetical order among the other definitions in such Section:

“Inergy-Crestwood Combination Transactions” means the transactions contemplated by the following agreements: (i) Agreement and Plan of Merger dated as of May 5, 2013, by and among Crestwood Midstream Partners LP, Crestwood Gas Services GP LLC, Crestwood Holdings LLC, Inergy Midstream, L.P., NRGM GP, LLC, Inergy, L.P. and Intrepid Merger Sub, LLC; (ii) Contribution Agreement dated as of May 5, 2013, by and among Crestwood Gas Services Holdings LLC, Crestwood Holdings LLC, Inergy, L.P. and Inergy GP, LLC; (iii) Follow-On Contribution Agreement dated May 5, 2013, by and among Crestwood Gas Services GP LLC, Crestwood Holdings LLC, Inergy, L.P. and Inergy GP, LLC and (iv) Purchase and Sale Agreement dated May 5, 2013, by and among Crestwood Gas Services Holdings LLC, Crestwood Holdings LLC, NRGP Limited Partner, LLC and Inergy Holdings GP, LLC.

ARTICLE 2

MISCELLANEOUS

SECTION 2.01 Defined Terms.

For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

SECTION 2.02 Indenture.

Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

SECTION 2.03 Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 2.04 Successors.

All agreements of the Issuers and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 2.05 Duplicate Originals.

All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

SECTION 2.06 Severability.

In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 2.07 Trustee Disclaimer.

The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers and the Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

SECTION 2.08 Effectiveness.

The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the payment by the Company, pursuant to the Tender Offer, of the Consent Fee (as defined in the Consent Solicitation Statement), with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such payment shall not occur. The Company shall notify the Trustee promptly after the occurrence of such payment or promptly after the Company shall determine that such payment will not occur.

SECTION 2.09 Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered as of the day and year first written above.

INERGY MIDSTREAM, L.P.

By:	NRGM GP, LLC,
its general partner

By:	/s/ Laura L. Ozenberger
Laura L. Ozenberger
Senior Vice President, General Counsel and Secretary

NRGM FINANCE CORP.

By:	/s/ Laura L. Ozenberger
Laura L. Ozenberger
Senior Vice President, General Counsel and Secretary

GUARANTORS

FINGER LAKES LPG STORAGE, LLC
CENTRAL NEW YORK OIL AND GAS COMPANY, L.L.C.
INERGY STORAGE, INC.
INERGY PIPELINE EAST, LLC
INERGY GAS MARKETING, LLC
ARLINGTON STORAGE COMPANY, LLC
US SALT, LLC
INERGY CRUDE LOGISTICS, LLC
INERGY TERMINALS, LLC
INERGY DAKOTA PIPELINE, LLC
INERGY MIDSTREAM OPERATIONS, LLC

By:	/s/ Laura L. Ozenberger
Laura L. Ozenberger
Senior Vice President, General Counsel and Secretary

Signature Page to Second Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION,
AS TRUSTEE

By:	/s/ Raymond S. Haverstock
Raymond S. Haverstock
Vice President

Signature Page to Second Supplemental Indenture